Exhibit 21.1

SUBSIDIARIES OF OWL ROCK TECHNOLOGY FINANCE CORP.

Name	Jurisdiction

OR TECH LENDING LLC OR TECH FINANCING I LLC OWL ROCK TECHNOLOGY FINANCING 2020-1 OWL ROCK TECHNOLOGY FINANCING 2020-1 LLC	DELAWARE DELAWARE CAYMAN ISLANDS DELAWARE